Exhibit 99.1

Name and Address of Reporting Person:	John Andrew Doran
250 Middlefield Road
Menlo Park, California 94025

Issuer Name and Ticker or Trading Symbol: Sportradar Group AG [SRAD]

Date of Event Requiring Statement: March 18, 2026

Footnote to Form 3

(1) These shares are held directly by TCV IX Sports Corp. (“Sports Corp”). John A. Doran is a Director of Sports Corp, a Class B Member and a Class B Director of Technology Crossover Management IX, Ltd. (“Management IX”), a limited partner of Technology Crossover Management IX, L.P. (“TCM IX”) and a limited partner of TCV Member Fund, L.P. (“Member Fund”). Management IX is the sole general partner of TCM IX and a general partner of Member Fund. TCM IX is the sole general partner of TCV Sports, L.P. (“Sports”), TCV IX, L.P. (“TCV IX”), TCV IX (A), L.P. (“TCV IX (A)”) and TCV IX (B), L.P. (“TCV IX (B)”). Member Fund, Sports, TCV IX, TCV IX (A) and TCV IX (B) collectively own Sports Corp. Mr. Doran may be deemed to beneficially own the shares held by Sports Corp but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.